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                                                                 EXHIBIT 10.45



                AMENDMENT TO THE DIRECTORS' STOCK OPTION PLAN


      On May 21, 1996, the stockholders of the Company approved amending the above-referenced plan to change the definition of "eligible director" to read in its entirety as follows: "a member of the Company's Board of Directors who is not an officer or employee of (i) the Company, (ii) any of its subsidiaries or (iii) a stockholder who owns twenty percent (20%) or more of the shares of Stock or of the shares of voting preferred stock of the Company which is convertible into twenty percent (20%) or more of the shares of Stock of the Company". All other terms of the plan remained unchanged.